UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2004

INTER-TEL, INCORPORATED

(Exact Name of Registrant as specified in charter)

Commission File Number 0-10211

Arizona	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52ND STREET
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 449-8900

Item 5. Other Events

Inter-Tel (“the Company”) has previously disclosed that divisions of the United States Department of Justice are investigating other companies and Inter-Tel’s participation in a federally funded E-Rate program to connect schools and libraries to the Internet. In connection with its investigation, the U.S. Department of Justice has recently determined that it will intervene in an action brought by the San Francisco Unified School District on behalf of the United States under the qui tam provisions of the False Claims Act and California state law. This action, styled United States of America ex rel. San Francisco Unified School District v. Nippon Electric Co. Business Network Solutions (NEC), was filed under seal in the U.S. District Court for the Northern District of California against NEC, the Company, other businesses, and certain individuals not employed by the Company. The plaintiff alleges that NEC, the Company, other businesses and certain individuals not employed by the Company participating in the E-Rate program submitted false claims to the federal government in connection with projects to install educational technology at the San Francisco Unified School District and other school districts. After reviewing the claim, the Department of Justice has notified the Company that it has intervened in the action, and that the case has been unsealed.

As previously disclosed, Inter-Tel is presently unable to predict or determine the final outcome of, or to estimate the potential range of loss with respect to, this action and the other ongoing investigations. Based upon the information known at this time, we do not know what, if any, impact the investigations may have on the Company’s business or financial condition. If Inter-Tel is convicted of any crime or subjected to sanctions, or debarred from certain government contracts or if penalties, damages or other monetary remedies are assessed against Inter-Tel in connection with or related to these and other investigations, our business and operating results could be materially and adversely affected. The existence and disclosure of the investigations may have already caused competitive harm to Inter-Tel, and any unfavorable resolution to these matters may further harm Inter-Tel’s business.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED

Dated: May 27, 2004	By:	/s/ Kurt R. Kneip

Kurt R. Kneip
Chief Financial Officer